UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2024

NextTrip, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-38015	27-1865814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Paseo del Sol
Santa Fe, New Mexico	87507
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (505) 438-2576

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NTRP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 9, 2024, the Company and NextTrip Holdings, Inc. (“NTH”), via William Kerby as its shareholder representative, entered into a forbearance agreement (the “Forbearance Agreement) related to the issuance of certain contingent shares (the “Contingent Shares”) of Company common stock issuable upon NTH earning certain milestones as provided in that certain share exchange agreement (the “Share Exchange Agreement”) entered into by and among the Company, NTH and NextTrip Group, LLC (“NTG”), the sole stockholder of NTH, and the NTH shareholder representative, pursuant to which the Company acquired 100% of NTH (the “Acquisition”) in exchange for shares of Company common stock, which we refer to as the “Exchange Shares”. As a result, NTH became a wholly owned subsidiary of the Company as of December 29, 2023 (the “Closing Date”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Share Exchange Agreement.

Upon the closing of the Acquisition, the members of NTG, which we refer to collectively as the NTG Sellers, were issued a number of Exchange Shares equal to 19.99% of the Company’s issued and outstanding shares of common stock immediately prior to the Closing Date. Under the Share Exchange Agreement, the NTG Sellers are also entitled to receive additional Contingent Shares, subject to NTH’s achievement of future business milestones specified in the Share Exchange Agreement as follows:

Milestone	Date Earned	Contingent Shares
Launch of NTH’s leisure travel booking platform by either (i) achieving $1,000,000 in cumulative sales under its historical “phase 1” business, or (ii) commencement of its marketing program under its enhanced “phase 2” business.	As of a date six months after the closing date	1,450,000 Contingent Shares

Launch of NTH’s group travel booking platform and signing of at least five (5) entities to use the groups travel booking platform.	As of a date nine months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares

Launch of NTH’s travel agent platform and signing up of at least 100 travel agents to the platform (which calculation includes individual agents of an agency that signs up on behalf of multiple agents).	As of a date 12 months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares

Commercial launch of PayDelay technology in the NXT2.0 system.	As of a date 15 months after the closing date (or earlier date six months after the closing date)	1,650,000 Contingent Shares, less the Exchange Shares issued at the closing of the Acquisition

Pursuant to Section 2.3(b)(vi) of the Share Exchange Agreement, whether a Milestone Event is met and the Contingent Shares are issuable under Section 2.3 is to be determined by the Company and NTH on a mutually agreeable date (each a “Milestone Payment Determination Date”) no later than thirty (30) days following notice by NTH to the Company that such Milestone Event has been met. If Contingent Shares are determined to be issuable under this Section, the Company is required to issue such additional Contingent Shares within 60 days following each Milestone Payment Determination Date.

To date, no Contingent Shares have been issued. NTH believes, and the Company does not dispute, that 3 of the 4 milestones have been met as of the date hereof but that, as a result of delays with the Company’s Form S-1 registration statement and the Company’s pending initial listing application with Nasdaq (the “Regulatory Delays”), NTH has not sent formal notice to the Company because doing so without the approval of Nasdaq’s initial listing application could trigger a delisting and suspension of trading of the Company’s common stock on Nasdaq.

Due to the indefinite delays caused by regulatory matters and NTH desire to receive the Contingent Shares earned to date, NTH has expressed an intent to the Company to deliver formal notice that such Milestone Events have been met. However, due to the fact that such issuance could trigger consequences to all Parties involved, NTH, through the NTH Representative, and the Company have negotiated this Forbearance Agreement, whereby NTH agrees to forbear from issuing the Milestone Payment Determination Date notice until January 31, 2025 or earlier in the event of a default (the “Forbearance Expiration Date”) in exchange for an agreement by the Company that, if such Nasdaq initial listing application is not approved by such date that, (i) all such earned Contingent Shares will be issued withing five (5) business days of the Forbearance Expiration Date and (ii) all such board appointment rights will be exercised and such members will be approved within five (5) business days of the Forbearance Expiration Date.

The Company has filed the Forbearance Agreement as Exhibit 10.1 to this Current Report on Form 8-K and the foregoing disclosure is qualified in its entirety by reference thereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Forbearance Agreement, dated December 9, 2024, by and between the Company and NextTrip Holdings, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTTRIP, INC.

Date:	December 13, 2024	By:	/s/ William Kerby
		Name:	William Kerby
		Title:	Chief Executive Officer